As filed with the Securities and Exchange Commission on November 29, 2010
Registration No. 333-102046
Registration No. 333-64836
Registration No. 333-81639
Registration No. 333-79409
Registration No. 333-57045
Registration No. 033-48831
Registration No. 033-35810
Registration No. 002-96887

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-102046
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-64836
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-81639
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-79409
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-57045
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 033-48831
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 033-35810
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 002-96887
UNDER
THE SECURITIES ACT OF 1933
Bowne & Co., Inc.
(Exact name of registrant as specified in its charter)

Delaware	13-2618477
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

55 Water Street, New York, New York	10041
(Address of Principal Executive Offices)	(Zip Code)
Bowne 401(K) Savings Plan
Bowne & Co., Inc. 2000 Stock Incentive Plan
Bowne & Co., Inc. 1999 Incentive Compensation Plan
Bowne & Co., Inc. Global Employee Stock Purchase Plan
Bowne & Co., Inc. 1997 Stock Incentive Plan
Bowne & Co., Inc. Long-Term Performance Plan
Bowne & Co., Inc. Deferred Award Plan
Bowne & Co., Inc. Stock Plan for Directors
Individual Grant of Restricted Stock
Bowne & Co., Inc. Stock Option Plan
Bowne & Co., Inc. Employees’ Stock Purchase Plan
Bowne & Co., Inc. 1992 Stock Option Plan
(Full Title of the Plans)
Scott L. Spitzer, Esq.
Senior Vice President, General Counsel and Corporate Secretary
55 Water Street
New York, New York 10041
(212) 658-5805
(Name, address, including zip code, and telephone number, including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer ☐	Smaller reporting company ☐

TERMINATION OF REGISTRATION
          These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”), filed by Bowne & Co., Inc. (“Bowne”) with the Securities and Exchange Commission:
•	Registration No. 333-102046 filed on form S-8 on December 20, 2002, which registered the offering of 1,300,000 shares of common stock, $1.00 par value;

•	Registration No. 333-64836 filed on form S-8 on July 10, 2001, which registered the offering of 3,000,000 shares of common stock, $0.01 par value;

•	Registration No. 333-81639 filed on form S-8 on June 28, 1999, which registered the offering of 3,450,000 shares of common stock, $0.01 par value;

•	Registration No. 333-79409 filed on form S-8 on May 27, 1999, which registered the offering of 100,000 shares of common stock, $0.01 par value;

•	Registration No. 333-57045 filed on form S-8 on June 17, 1998, which registered the offering of 1,590,000 shares of common stock, $0.01 par value;

•	Registration No. 033-48831 filed on form S-8 on July 15, 1992, which registered the offering of 850,000 shares of common stock, $0.01 par value;

•	Registration No. 033-35810 filed on form S-8 on July 12, 1990, which registered the offering of 500,000 shares of common stock, $0.01 par value; and

•	Registration No. 002-96887 filed on form S-8 on April 4, 1985, which registered the offering of 227,500 shares of common stock, $1.00 par value.
          Bowne entered into an Agreement and Plan of Merger, dated as of February 23, 2010 (the “Merger Agreement”), by and among R.R. Donnelley & Sons Company, a Delaware corporation (“RRD”), Snoopy Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of RRD (“Snoopy”), and Bowne, pursuant to which Snoopy merged with and into Bowne (the “Merger”), with Bowne surviving the Merger as a wholly-owned subsidiary of RRD upon the terms and subject to the conditions set forth in the Merger Agreement.
          The Merger became effective on November 24, 2010.
          In connection with the Merger, the offerings pursuant to the Registration Statements have been terminated. The Registrant hereby removes from registration any of the securities registered under the Registration Statements that remain unsold under the above listed Registration Statements as of the filing date of these Post-Effective Amendments.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 29, 2010.

BOWNE & CO., INC.

(Registrant)

By:	/s/ John J. Walker

Name:	John J. Walker
Title:	Senior Vice President and Chief Financial Officer
     Pursuant to the requirements of the Securities Act of 1933, these Post Effective Amendments to the Registration Statements described above have been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David J. Shea (David J. Shea)	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 29, 2010

/s/ John J. Walker (John J. Walker)	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 29, 2010

/s/ Richard Bambach Jr. (Richard Bambach Jr.)	Vice President and Corporate Controller (Principal Accounting Officer)	November 29, 2010

/s/ Janet M. Halpin (Janet M. Halpin)	Director	November 29, 2010

/s/ Christine M. Maki (Christine M. Maki)	Director	November 29, 2010